Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2012, in the Post-Effective Amendment No.1 to the Registration Statement under Schedule B of the United States Securities Act of 1933 and related Prospectus of The Korea Development Bank dated June 21, 2012.

/s/ ERNST & YOUNG HAN YOUNG
Ernst & Young Han Young

Seoul, Korea

June 21, 2012